Exhibit 99.1

10990 Roe Avenue Overland Park, KS 66211 Phone 913 696 6108 Fax 913 696 6116 News Release

Darrel Harris named President of Yellow Corporation

OVERLAND PARK, Kan., April 13, 2021 – Yellow Corporation (NASDAQ: YELL) a U.S. leader in trucking and logistics, announced the promotion of Darrel Harris to President of Yellow Corporation.

Mr. Harris joined Yellow in November 2020 as Executive Vice President of Strategic Initiatives with the responsibility of instituting and leading a company-wide enterprise transformation initiative that not only modernizes the way freight is delivered but also expands and enhances services available to Yellow’s 200,000 customers.

Mr. Harris is a 25-year industry veteran with extensive experience in the less-than-truckload marketplace. Most recently before coming to Yellow, he served as Chief Executive Officer of Xpress Global Systems in Chattanooga, TN. Prior to that he worked in sales and operations at some of the largest freight companies, including FedEx Freight.

“Darrel is well-positioned to help drive Yellow toward a vibrant future. He brings innovative, exciting ideas and leadership to his new role,” said Darren Hawkins, Chief Executive Officer of Yellow. “He started his trucking career working the docks, and few are better positioned to understand this industry than those who have worked at all levels. I’m proud to see him in this expanded role.”

Mr. Harris will assume certain of the responsibilities of T.J. O’Connor, Yellow’s former Chief Operating Officer, who is retiring and Scott Ware, former Chief Network Officer, who announced his resignation.

“I would like to thank T.J. and Scott for their many years of dedicated service to the Company. Each worked tirelessly on behalf of Yellow. We are grateful for their leadership and we wish them the best,” concluded Hawkins.

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About Yellow Corporation

Yellow Corporation has one of the largest, most comprehensive logistics and less-than-truckload (LTL) networks in North America with local, regional, national, and international capabilities. Through its teams of experienced service professionals, Yellow Corporation offers industry-leading expertise in flexible supply chain solutions, ensuring customers can ship industrial, commercial, and retail goods with confidence. Yellow Corporation, headquartered in Overland Park, Kan., is the holding company for a portfolio of LTL brands including Holland, New Penn, Reddaway, and YRC Freight, as well as the logistics company HNRY Logistics.

Please visit our website at www.myyellow.com for more information.

Media Contacts:	Mike Kelley
	913-696-6121	Heather Nauert
	mike.kelley@myellow.com	heather.nauert@myellow.com

Investor Contact:	Tony Carreño
913-696-6108
investor@myyellow.com